UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2014
The Mint Leasing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52051	87-0579824
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

323 N. Loop West
Houston, Texas 77008
 (Address of principal executive offices)

(713) 665-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Assignment of MotorMax Letter of Intent

On October 27, 2014, The Mint Leasing, Inc. (“Mint Leasing”, the “Company”, “we” and “us”) entered into a First Amendment to and Assignment of Letter of Intent (the “Assignment”), pursuant to which Investment Capital Fund Group, LLC, a wholly-owned subsidiary of Sunset Brands, Inc. (“Sunset”), assigned all of its rights to Mint Leasing under a letter of intent between Sunset and the shareholders of Motors Acceptance Corporation, MotorMax Financial Services Corporation and MotorMax Auto Group, Inc. (collectively “MotorMax” and the “Letter of Intent”).  Pursuant to the Letter of Intent, as amended by the Assignment, Mint Leasing agreed to pay a total of $30 million to the owners of MotorMax in consideration for 100% of MotorMax, of which $25 million (subject to net capital adjustments at closing) is payable in cash and $5 million is payable in stock; we agreed to provide proof of ability to raise the $25 million in cash by December 15, 2014; and agreed to close the transactions contemplated by the Letter of Intent, including our entry into a formal Securities Purchase Agreement with the owners of MotorMax, prior to January 15, 2015 (provided that MotorMax is required to maintain exclusivity with us through such date).  The cash consideration payable in connection with the acquisition will be used to repay certain obligations of MotorMax other than certain credit facilities which will be assumed by the Company.

The closing of the transactions contemplated by the Letter of Intent are subject to among other things, us and the owners of MotorMax negotiating a mutually acceptable Securities Purchase Agreement, our due diligence, us raising adequate funding to complete the transaction, which may not be available on favorable terms, if at all, and the approval of the acquisition by our senior lender.

Sunset, which assigned us its rights under the Letter of Intent, was previously the owner of Investment Capital Fund Group, LLC Series 20, a Delaware limited liability company, organized as a Delaware Series Business Unit, which held various gem assets which we acquired pursuant to a Share Exchange Agreement in consideration for 62,678,872 shares of our restricted common stock on September 23, 2014.

MotorMax is a direct subprime automotive finance company located in Columbus, Georgia, with a 40 year history in consumer finance.  MotorMax is currently originating approximately 1,200-1,500 automotive retail contracts per month.  MotorMax consists of (1) a finance company (Motors Acceptance Corporation) which underwrites, finances and services all of the directly originated loans; (2) retail operations (MotorMax Auto Group, Inc.), which has sales operations in Georgia and Alabama where it operates nine dealerships; and (3) a consumer finance company (MotorMax Financial Services Corporation) licensed in Georgia, Alabama, South Carolina and Missouri.

The foregoing summary of the Assignment and Letter of Intent is qualified in its entirety by reference to the full text of the Assignment and the Letter of Intent attached thereto, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

KBM Worldwide, Inc. Convertible Note Amendment

On July 9, 2014, we sold KBM Worldwide, Inc. (the “Investor”) a Convertible Promissory Note in the principal amount of $158,500 (the “Convertible Note”), pursuant to a Securities Purchase Agreement, dated the same day (the “Purchase Agreement”).  The Convertible Note bears interest at the rate of 8% per annum (22% upon an event of default) and is due and payable on April 15, 2015.   All or any portion of the principal amount of the Convertible Note and all accrued interest is convertible at the option of the holder thereof into the Company’s common stock at any time following the 180th day after the Convertible Note was issued. The conversion price of the Convertible Note is equal to the greater of (a) $0.00005 per share, and (b) 61% multiplied by the average of the three lowest trading prices of the Company’s common stock on the ten trading days before any conversion (representing a discount of 39%).  The conversion price is also subject to dilutive protection as provided in the Convertible Note.

At no time may the Convertible Note be converted into shares of common stock of the Company if such conversion would result in the Investor and its affiliates owning an aggregate of in excess of 4.99% of the then outstanding shares of the Company’s shares of common stock.

The Company may prepay in full the unpaid principal and interest on the Convertible Note, upon notice any time prior to the 180th day after the issuance date.   Any prepayment is subject to payment of a prepayment amount ranging from 110% to 135% of the then outstanding balance on the Convertible Note (inclusive of accrued and unpaid interest and any default amounts then owing), depending on when such prepayment is made.

The Convertible Note also provided for anti-dilution rights in the event the Company issued or sold, except for certain limited exceptions, shares of the company’s common stock.  Pursuant to an amendment to the Convertible Note entered into on October 27, 2014, the provisions of the note relating to anti-dilution for future issuances was removed from the Convertible Note.

The Company plans to repay the loan prior to any conversion.

 ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1*
First Amendment to and Assignment of Letter of Intent (October 27, 2014), by and between Karl L. White, as authorized agent for the owners of Motors Acceptance Corporation, MotorMax Financial Services Corporation and MotorMax Auto Group, Inc., and Investment Capital Fund Group, LLC

 * Filed herewith.  The original Letter of Intent which was assigned to the Company pursuant to the First Amendment to and Assignment of the Letter of Intent is attached as Exhibit A to the Assignment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MINT LEASING, INC.

Date: October 30, 2014	By: /s/ Jerry Parish
Jerry Parish President & CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1*
First Amendment to and Assignment of Letter of Intent (October 23, 2014), by and between Karl L. White, as authorized agent for the owners of Motors Acceptance Corporation, MotorMax Financial Services Corporation and MotorMax Auto Group, Inc., and Investment Capital Fund Group, LLC

 * Filed herewith.  The original Letter of Intent which was assigned to the Company pursuant to the First Amendment to and Assignment of the Letter of Intent is attached as Exhibit A to the Assignment.